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                                                                     EXHIBIT 4.1



                        WONDER CHINA INVESTMENTS LIMITED
                     C/O 16/F, FAR EAST CONSORTIUM BUILDING.
                     171 DES VOUEX ROAD, CENTRAL, HONG KONG



26 September 2001

New China Homes Ltd
(BY FAX)

Attention: Mr. Trevor Bedford

Dear sirs,

SALES AND PURCHASE AGREEMENT DATED 30 MARCH 2001 BETWEEN NEW CHINA HOMES LIMITED AND WONDER CHINA INVESTMENTS LIMITED ("AGREEMENT")

Terms defined in the Agreement shall have the same meaning in this letter.

We refer to the paragraph 6.3 of the Warranties (page 22 of the Agreement) given by you where you warrant that "the Land is able to be developed or used for commercial use and such other purposes contemplated by the Sale Agreement." Your failure may give rise to a claim of breach of Warranties.

As at the date of this letter. We have not received any confirmation that the relevant authority that the Land can be used for commercial purpose. For this reason, we propose that the due date of payment of the Promissory Note be extended to the earlier of the the following date:

     (i) your provision of written evidence to our satisfaction that the Land can be used for commercial purpose and

     (ii) the expiration of 6 months from 30 September 2001, the original due date of payment of the Promissory Note.

In consideration of your agreement to extend payment of the Promissory Note, we agree that until the expiration of the periods referred to above. We shall not take any action or lodge any claim against you for breach of Warranties under the Agreement.

Please sign and return to us the counterpart of this letter if you agree to our proposal.


Yours faithfully,




/s/ Steven Kwan                             /s/ Trevor Bedford
---------------                             ------------------
Director                                    Director
For and behalf of                           For and behalf of
Wonder China Investments Limited            New China Homes Ltd